SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON D.C. 20549

                                        FORM 11-K

          (Mark One)
          [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                For the fiscal year end December 31, 1993

                                          OR

          [   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

          Commission file number 0-12477

                RETIREMENT AND SAVINGS PLAN FOR AMGEN MANUFACTURING, INC. State Road 31, Kilometer 24.6, Juncos, Puerto Rico 00777
                          (Full title and address of the plan)

                                        AMGEN INC.
                         (Name of issuer of the securities held)

          1840 Dehavilland Drive, Thousand Oaks, California  91320-1789
            (Address of principal executive offices)         (Zip Code)


          Exhibit filed with this report:

          Consent of Ernst & Young, Independent Auditors


                                       SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                                Retirement and Savings Plan
                                                for Amgen Manufacturing,Inc.
                                                     (Name of Plan)



          Date:      6/28/94            By:/s/PETER S. GARCIA
               -----------------------     --------------------------------
                                            Peter S. Garcia
                                            Controller,
                                            Amgen Manufacturing, Inc.